      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1998
                                                       REGISTRATION NO. 333-5535

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                                       ON
                                    FORM S-3

                                 ---------------

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                       APPLIED ANALYTICAL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                       8731                     04-2687849
(State or other jurisdiction       (Primary Standard            (I.R.S. Employer
     of incorporation          Industrial Classification         Identification
     or organization)                 Code Number)                   Number)

                              5051 NEW CENTRE DRIVE
                        WILMINGTON, NORTH CAROLINA 28403
                               TEL: (910) 392-1606
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                 ---------------

                                R. FORREST WALDON
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                       APPLIED ANALYTICAL INDUSTRIES, INC.
                              5051 NEW CENTRE DRIVE
                        WILMINGTON, NORTH CAROLINA 28403
                               TEL: (910) 392-1606
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                   COPIES TO:
       STEPHEN M. LYNCH                               JEAN E. HANSON
       JOHN M. HERRING                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
ROBINSON, BRADSHAW & HINSON, P.A.                    ONE NEW YORK PLAZA
    1900 INDEPENDENCE CENTER                      NEW YORK, NEW YORK 10004
 CHARLOTTE, NORTH CAROLINA 28246                    TEL: (212) 859-8000
      TEL: (704) 377-2536

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                 ---------------

         THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(c) OF THE SECURITIES ACT OF 1933, AS AMENDED, MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

         This Registration Statement includes a prospectus relating to an indeterminate number of shares of Applied Analytical Industries, Inc. (the "Company") Common Stock that may be sold by Goldman, Sachs & Co., in connection with market-making transactions. See "Plan of Distribution."

                                     [LOGO]


                       APPLIED ANALYTICAL INDUSTRIES, INC.


                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                                ----------------

         The common stock (the "Common Stock"), $0.001 par value per share, of Applied Analytical Industries, Inc. (the "Company" or "AAI") is quoted on the Nasdaq National Market under the symbol "AAII".

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                ----------------

         This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the shares of Common Stock related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution".



                              GOLDMAN, SACHS & CO.

                                ----------------

                  The date of this Prospectus is June 26, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such information may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

         This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement has been filed with the Commission by EDGAR and is also publicly available through the Commission's home page on the Internet, as described above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; Amendment No. 1 on Form 10-K/A to Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) Quarterly Report on Form 10-Q for the period ended March 31, 1998; (iii) Current Report on Form 8-K dated May 7, 1998; and (iv) the description of the Company's Common Stock contained in its Form 8-A filed on September 18, 1996, File No. 0-21185.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective date of filing of such documents with the Commission.

         Any statement contained in this Prospectus, or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this Prospectus, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates) are available without charge to each person to whom a Prospectus is delivered upon written or oral request. Requests should be directed to AAI at its principal executive offices: Investor Relations, Applied Analytical Industries, Inc., 5051 New Centre Drive, Wilmington, North Carolina 28403; telephone (910) 392-1606.


                                   THE COMPANY

         The Company is a leading provider of product development and support services to the worldwide pharmaceutical and biotechnology industries, offering a broad range of integrated, value-added services that span the drug life cycle, from new compound characterization and synthesis to marketed-product compliance and quality control testing. In addition, through its internal development program, AAI leverages its expertise to generate additional revenue by licensing internally developed drugs and drug technologies to third parties. AAI has contributed to the submission, approval or continued marketing of client products worldwide. As part of its internal development program, AAI has licensed products to clients, including several products approved by the United States Food and Drug Administration (the "FDA"), and has patented certain drug technologies.

         AAI competes in the contract research and development industry (commonly referred to as the contract research organization, or CRO, industry) which provides independent product development and marketed-product support services to the drug industry. These research and development services include compound synthesis/extraction, screening and pharmacological testing, toxicology/safety testing, formulation development, laboratory testing, clinical trial management, regulatory and compliance and quality control testing. AAI provides a broad range of integrated, value-added services, including chemical analysis, synthesis and other laboratory services; drug formulation development; clinical trial services; clinical supply and niche manufacturing; and regulatory and compliance consulting.

         In addition to its core fee-for-service business, AAI leverages its expertise by allocating a significant proportion of its technical resources and operating capacity to internal drug and drug technology development, in which AAI shares in the expense of development and participates in the benefits of any potential commercial success through licensing and royalty arrangements. Internal drug development is focused on generic products, line extensions and patented technologies. Certain of these products have been licensed or sold. Licensing arrangements for these products vary as to amounts of initial and milestone payments, as well as methods and extent of revenue participation. AAI's proprietary technology includes patents and pending patent applications on formulations and methods, including liquid formulations for improved delivery of nonsteroidal anti-inflammatory drugs or NSAIDs, such as diclofenac, to reduce gastric irritation and speed the onset of therapeutic activity. In addition, the Company has patented an oral delivery system for certain biotechnology compounds that previously could be administered only by injection. AAI licenses certain of its proprietary technologies.

         In recent years, AAI has allocated a higher proportion of its technical resources and operating capacity to its internal drug and technology development program and because of the significant time required for development and approval of pharmaceutical products, AAI has only recently begun to recognize license revenue from its internal development efforts. In 1994, as part of its internal development program, AAI organized Endeavor Pharmaceuticals Inc. ("Endeavor") to develop certain generic hormone pharmaceutical products, focusing initially on several such products then under development by AAI. As of the date of this Prospectus, the Company owns approximately 40% of the fully diluted common equity of Endeavor.

         On December 31, 1996, the Company acquired L.A.B. Gesellschaft fur pharmakologische Untersuchungen mbH & Co. ("L.A.B."), a European contract research and development organization headquartered in Neu-Ulm, Germany. L.A.B. focuses on both clinical and non-clinical pharmaceutical product development and provides services that include drug formulation development; chemical analysis; Phase I clinical trial studies; bioanalytical testing; and European regulatory consulting. L.A.B. also provides Phase II-IV multi-center clinical trial studies focused in niche therapeutic areas including hepatic disease, chemotherapeutics, and hormone replacement therapy.

         The Company's principal executive offices are located in Wilmington, North Carolina at 5051 New Centre Drive, Wilmington, North Carolina 28403.


                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus, including information incorporated by reference herein, may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), which represent the Company's expectations or beliefs, including but not limited to statements concerning industry performance, the Company's operations, performance, financial condition, growth and acquisition strategies, margins and growth in net sales. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including those described in this "Risk Factors" section.

DEPENDENCE ON AND EFFECT OF GOVERNMENT REGULATION

         The design, development, testing, manufacturing and marketing of pharmaceutical compounds, biotechnology products, medical nutrition and diagnostic products and medical devices are subject to regulation by governmental authorities, including the FDA and comparable regulatory authorities in other countries. The Company's business depends in part on strict government regulation of the drug development process, especially in the United States. Any change in the scope of regulatory requirements or the introduction of simplified drug approval procedures could adversely affect the Company's business.

         The drug approval process is generally lengthy, expensive and subject to unanticipated delays. The Company participates in the development of a number of products subject to regulatory approval for which it has the right to receive license fees or otherwise participate in sales revenues, including through its investment in Endeavor. Continued growth in AAI's revenues and profits will depend, in part, on the successful introduction of some or all of such products. There can be no assurance as to when or whether such approvals from regulatory authorities will be received. In addition, the continued development and manufacture of generic drug products is dependent upon the availability of specific FDA-approved bulk drug ingredients, and accordingly the Company's license revenue from such products depends upon the continued availability of such ingredients. There can be no assurance that such FDA-approved ingredients will be available in sufficient quantities.

         All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with current Good Manufacturing Practices ("GMP") regulations, FDA regulations and guidelines governing the development and production of pharmaceutical products. The Company's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with GMP requirements. Failure on the part of the Company to comply with applicable requirements could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. A finding that the Company had materially violated GMP requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of the Company's facilities which would materially and adversely affect the Company.

MANAGEMENT OF GROWTH AND ACQUISITION RISKS

         The Company has experienced rapid growth over recent years. The Company believes that this growth may strain operational, human and financial resources. In order to manage internal growth, AAI must continue to improve its operating and administrative systems and to attract and retain qualified management and professional, scientific and technical operating personnel. Failure to manage growth effectively could have a material adverse effect on the Company's business.

         The Company has acquired L.A.B. and reviews acquisition opportunities in the ordinary course of its business, although there can be no assurance that the Company will complete any future acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and services of the acquired companies, the expenses incurred in connection with the acquisition and subsequent assimilation of operations and services, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of non-U.S. companies also may involve the additional risks of, among others, assimilating differences in local business practices and regulations, overcoming language barriers and managing currency exchange risk. There can be no assurance that the Company's acquisitions will be successfully integrated into the Company's operations. There can be no assurance that acquisitions, including L.A.B., will contribute favorably to the Company's operations and financial condition.

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

         The Company's revenues are highly dependent on research and development expenditures and production-related compliance testing expenditures by the pharmaceutical and biotechnology industries. AAI has benefited from the growing tendency of pharmaceutical and biotechnology companies to engage independent organizations to conduct development and testing projects. The Company's business could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of research, development and testing activities.

         The Company believes that concentration of business in its industry is not uncommon. AAI has experienced such concentration in the past and may experience such concentration in the future. There can be no assurance that the Company's business will not continue to be dependent on certain clients or that annual results would not be dependent upon performance of a few large projects for specific clients. In addition, due to the project nature of the Company's business, there can be no assurance that significant clients in any one period will continue to be significant clients in other periods. Generally, the Company's fee-for-service contracts are terminable by the client upon notice of 30 days or less. Contracts may be terminated for a variety of reasons, including the client's decision to forego a particular study, failure of products to satisfy safety requirements and unexpected or undesired product results. The loss of business from a significant client could have a material adverse effect on the Company.

VARIATION IN QUARTERLY OPERATING RESULTS

         The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the commencement, completion or cancellation of large contracts, progress of ongoing contracts, recognition of licensing revenue, acquisitions, the timing of start-up expenses for new facilities and changes in the mix of services. The Company believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the Common Stock in a manner unrelated to the longer term operating performance of the Company.

DEPENDENCE ON KEY PERSONNEL

         The Company relies on a number of key executives, including Frederick
D. Sancilio, Ph.D., its President and Chairman of the Board. In addition to his duties at AAI, Dr. Sancilio serves as a senior management employee of Endeavor, a company in which AAI owns, as of March 31, 1998, approximately 40% of the common equity on a fully diluted basis. Dr. Sancilio does not maintain an office or have day-to-day responsibilities at Endeavor and devotes a substantial majority of his time to the management of AAI. The Company maintains key man life insurance on Dr. Sancilio. The Company's performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff. The loss of the services of any of AAI's key executives could have a material and adverse effect on the Company. There also can be no assurance that AAI will be able to continue to attract and retain qualified staff.

POTENTIAL LIABILITY AND RISKS OF OPERATIONS

         AAI develops, formulates, tests and, to a limited extent, manufactures pharmaceutical products intended for use by the public. Such activities could expose the Company to risk of liability for personal injury or death to persons using such products, although the Company does not commercially market or sell the products. The Company may, from time to time, be involved in the commercial manufacture of pharmaceutical products and may manufacture pharmaceutical products for third-party commercial distribution on a limited basis or as a service to its clients transitioning to internal production. Such activities could increase the Company's risk of personal injury liability.

         The Company seeks to reduce its potential liability through measures such as contractual indemnification provisions with clients (the scope of which may vary from client to client and the performances of which are not secured) and insurance maintained by clients. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of the indemnification agreements, if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance or indemnity.

         In addition, the Company could be held liable for errors and omissions in connection with the services it performs. The Company maintains product liability and errors and omissions insurance with respect to these risks. In addition, the Company's expansion of services to include clinical trials of products in humans and introduction of proprietary products in clinical trials may expose it to additional risk of liability. In connection with providing clinical trial services, the Company contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although the Company does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that the Company could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. The Company also could be held liable for errors or omissions in connection with the services it performs. In addition, as a result of its clinical trial facilities, the Company could be liable for the general risks associated with a clinical trial facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of clinical trial medical care providers.

         The Company believes that its risks are reduced by contractual indemnification provisions with clients and investigators, insurance maintained by clients and investigators and by the Company, various regulatory requirements, including the use of institutional or ethical review boards and the procurement of each volunteer's informed consent to participate in the study. Contractual indemnification generally does not protect the Company against certain of its own actions such as negligence, and contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial.

COMPETITION

         The Company competes primarily with the in-house research, development, quality control and other support service departments of pharmaceutical and biotechnology companies and with university research laboratories, many of which have substantially greater resources than the Company. In addition, the CRO industry is highly fragmented, consisting of several hundred small, limited service providers and a few large, global firms. The Company competes against these companies, some of which may have substantially greater resources than the Company. As a result of competitive pressures, the CRO industry is consolidating. This trend is likely to produce increased competition for both clients and acquisition candidates. Increased competition may lead to increased price and other forms of competition that may adversely affect the Company. Competitive factors include reliability, turn-around time, reputation for innovative and quality science, capacity to perform numerous required services, financial viability and price.

DEPENDENCE ON THIRD-PARTY MARKETING AND DISTRIBUTION

         The Company has developed, and intends to continue internal development of, drugs to be licensed to third parties for marketing and distribution. The Company does not intend to market or commercially distribute such products. Accordingly, the success of internal development activities depends upon the Company's ability to enter into marketing arrangements with third parties. There can be no assurance that such arrangements can be successfully negotiated or that any such arrangements will be available on commercially reasonable terms. Even if acceptable and timely marketing arrangements are available, there can be no assurance that products developed by the Company will be accepted in the marketplace. In addition, because the Company's marketing licensee will in many cases make all or many material marketing and other commercialization decisions regarding such products, a significant number of the variables that may affect the Company's license fees and royalties, and therefore net income, will not be within the Company's control.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT; PRICING PRESSURE

         The Company's license fees, royalties and other revenue may depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. There can be no assurance that adequate third-party reimbursement will be available to achieve or maintain price levels sufficient to realize an appropriate return on the Company's investment in product development.

         In addition, global efforts to contain healthcare costs, particularly among managed care organizations, continue to exert downward pressure on product pricing. Further, a number of regulatory and legislative proposals aimed at changing the healthcare industry in the United States and other countries have been proposed. There can be no assurance that private sector reform or governmental healthcare reform measures, if adopted, will not have a negative impact upon the Company and its operations.

INTERNATIONAL OPERATIONS AND EXCHANGE RATE FLUCTUATIONS

         As a result of the acquisition of L.A.B., a significant portion of the Company's revenues are derived from operations outside the United States. The Company's operations and financial results could be significantly affected by factors associated with international operations such as changes in currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of the Company's non-U.S. operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the U.S. dollar will subject the Company to currency translation risks with respect to the reported results of its non-U.S. operations. Also, the Company may be subject to currency transaction risks when the Company's service contracts are denominated in a currency other than the currency in which the Company incurs expenses related to such contracts.

PROPRIETARY TECHNOLOGY; UNPREDICTABILITY OF PATENT PROTECTION

         The Company's success will depend, in part, on its ability to obtain patents in various jurisdictions on its current and future technologies and products, to defend its patents and protect its trade secrets and to operate without infringing on the proprietary rights of others. There can be no assurance that the Company's patents will not be challenged by third parties and, if challenged, will be held valid. In addition, there can be no assurance that any technologies or products developed by AAI will not be challenged by third parties owning patent rights and, if challenged, will be held to not infringe such patent rights. The expense involved in any patent litigation can be significant and cannot be estimated by the Company. Finally, if the Company relies on unpatented, proprietary technology, there can be no assurance that others will not independently develop or obtain similar products or technologies.

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

         The Company has developed a substantial scientific and technical infrastructure to provide a broad array of services to the pharmaceutical and biotechnology industries. The Company expects capital and operating expenditures to increase over the next several years as it continues to pursue its growth strategy. Although the Company believes that existing cash and investment securities and anticipated cash flow from operations will be sufficient to support the Company's operations for the foreseeable future, the Company's actual future capital requirements will depend on many factors, including acquisitions made by the Company, the rate of internal growth and the amount and timing of revenue from proprietary products and technology. The Company may require significant additional financing in the future, which it may seek to raise through public or private equity offerings or debt financings. No assurance can be given that additional financing will be available when needed, or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to stockholders will result.

TRANSACTIONS WITH AFFILIATES; CONFLICTS OF INTEREST

         The Company provides product development and other services to Aesgen, which develops generic pharmaceutical products, and in June 1996 the Company licensed to Aesgen marketing rights to a product being developed by the Company. At March 31, 1998, approximately 30% of Aesgen's outstanding common stock is held by certain holders of the Company's outstanding shares of capital stock and the Company holds a $1.6 million non-convertible, non-voting preferred stock investment in Aesgen. In addition, at March 31, 1998, Frederick D. Sancilio, a director of the Company and its President, and James L. Waters, a non-employee director of the Company, serve as two of the ten directors of Aesgen. In addition, under the development agreement between Aesgen and the Company, the Company has agreed in certain circumstances not to develop a formulation for its own account or for any other person of any generic pharmaceutical product that the Company has agreed and agrees to develop for Aesgen. The Company also provides development services to Endeavor. At March 31, 1998, approximately 44% of Endeavor's fully diluted common equity is beneficially owned by certain holders of the Company's Common Stock and approximately 40% of the fully diluted common equity of Endeavor is beneficially owned by the Company. At March 31, 1998, Dr. Sancilio and William H. Underwood, executive officers and directors of the Company, served on the six-membeR board of directors of Endeavor. The Company leases its headquarters facility from a company in which each of Dr. Sancilio and Mr. Waters owns a one-third interest (as of March 31, 1998). Rental fees under the lease are subject to adjustment for increases in certain expenses in operating and insuring the facility. Various conflicts of interest could arise between such related parties and the Company. The Company's Restated Certificate of Incorporation includes certain provisions addressing potential conflicts of interest between the Company and entities in which a director or executive officer has a financial interest.

CONCENTRATION OF OWNERSHIP

         At March 31 1998; certain of the Company's executive officers beneficially owned in the aggregate approximately 30.1% of the outstanding shares of Common Stock, and the Company's non-employee directors beneficially own in the aggregate approximately 14.8% of the outstanding shares of Common Stock. Accordingly, such persons may be in a position to influence the election of the Company's directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

LIMITED PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

         The Common Stock is quoted on the Nasdaq National Market under the symbol "AAII". There can be no assurance that an active public market for the Common Stock can be sustained. The market price of the Company's Common Stock could be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have an adverse effect on the market price of the Company's Common Stock. The three managing underwriters (the "Underwriters") of the initial public offering of the Common Stock (completed in September 1996) made a market in the Common Stock at March 31, 1998. None of the Underwriters is obligated to do so, and any such market making may be discontinued at any time without notice. Moreover Goldman, Sachs & Co. intends to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the Common Stock, which may affect their ability to continue market-making activities. See "Plan of Distribution".

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of a substantial number of shares of the Company's Common Stock in the public market could adversely affect the market price of the shares of Common Stock. Of the 16,295,271 shares of Common Stock outstanding at December 31, 1997, 3,105,000 shares sold in the initial public offering of Common Stock on September 25, 1996 are freely tradable without restriction unless held by affiliates of the Company and approximately 13,031,000 additional shares became eligible for sale, subject to the provisions of Rule 144 under the Securities Act or Rule 701 under the Securities Act. Approximately 52,000 additional shares of Common Stock will become eligible for sale under Rule 144 at various dates thereafter as restrictions lapse. At December 31, 1997, the Company had outstanding options to purchase a total of 682,352 shares of Common Stock, which vest over time. Certain holders of the Company's capital stock are entitled to rights with respect to the registration under the Securities Act of approximately 10 million shares of Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

         The Company's Restated Certificate of Incorporation and By-laws contain certain provisions that may have the effect of deterring a future takeover of the Company, including the classification of the Board of Directors into three classes. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, 5,000,000 shares of the Company's preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors of the Company may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the market price of shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. In addition, Section 203 of the Delaware General Corporation Law, to which the Company is subject, restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may delay, defer or prevent a change in control of the Company.

                                 USE OF PROCEEDS

         This Prospectus relates to the offer and sale of an indeterminate number of shares of Common Stock by Goldman, Sachs & Co. in market-making transactions. The Company will not receive any of the proceeds of such sales.


                              PLAN OF DISTRIBUTION

         This Prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in shares of Common Stock effected from time to time after the initial public offering of the Common Stock on September 25, 1996. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

         The Company has agreed to indemnify Goldman, Sachs & Co. with respect to certain liabilities in connection with this Prospectus, including liabilities under the Securities Act.

         The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Common Stock. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Possible Volatility of Stock Price".

         At March 31, 1998, the Goldman Sachs Group, L.P. may have been deemed to be the owner of 2,276,832 shares of the Common Stock, which such shares consist of (i) 1,428,549 shares held of record on that date by GS Capital Partners II, L.P. ("GS Capital II"), (ii) 567,908 shares held of record on that date by G.S. Capital Partners II Offshore, L.P. ("GS Capital II Offshore"),
(iii) 120,552 shares held of record on that date by Bridge Street Fund 1995, L.P. ("Bridge Street"), (iv) 107,132 shares held of record on that date by Stone Street Fund 1995, L.P. ("Stone Street") and (v) 52,691 shares held of record on that date by Goldman, Sachs, & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II Germany Civil Law Partnership ("GS Capital II Germany") ("GS Group", and, with GS Capital II, GS Capital II Offshore, Bridge Street, Stone Street, GS Capital II Germany, the "Goldman Sachs Investors"). Each of GS Capital II, GS Capital II Offshore, Bridge Street, Stone Street and GS Capital II Germany is an investment partnership, the general partner, the managing general partner or the general manager of which is an affiliate of GS Group. GS Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. Each of such investment partnership shares voting and investment power with certain of its respective affiliates. The shares above do not include (i) shares of Common Stock owned by Goldman, Sachs & Co. which were acquired in the ordinary course of market-making transactions, or (ii) shares of Common Stock held in client accounts for which Goldman, Sachs & Co. exercised voting or investment authority, or both. GS Group disclaims beneficial ownership of the shares held in such client accounts.

         In November 1995, in connection with the purchase by the Goldman Sachs Investors and certain other investors of shares of stock of the Company, the Company entered into an agreement pursuant to which the Goldman Sachs Investors have the right to designate one member of the Company's Board of Directors for so long as the Goldman Sachs Investors and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of Common Stock.. At March 31, 1998, the Goldman Sachs Investors and their affiliates beneficially owned more than 10% of the outstanding shares of Common Stock. Pursuant to such agreement, Joseph H. Gleberman, a managing director of Goldman, Sachs & Co., serves as one of the Company's directors.

         Goldman, Sachs & Co. served as lead underwriter in the Company's initial public offering of its Common Stock in September 1996. In addition, the Company has agreed that, for so long as the Goldman Sachs Investors beneficially own 5% or more of the outstanding shares of Common Stock, the Company will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for the Company for which an investment banking firm is retained and to serve as managing underwriter of any offering of the Company's capital stock on customary terms, consistent with an arm's-length transaction. In the event that the Company and Goldman, Sachs & Co. or their affiliates cannot agree to the terms of such engagement after good faith discussions, the agreement permits the Company to engage any other investment banking firm, although Goldman, Sachs & Co. are entitled to serve as co-managing underwriter in any underwritten offering of the Company's capital stock.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 100 million shares of Common Stock, $0.001 par value per share, and 5 million shares of preferred stock, $0.001 par value per share. As of December 31, 1997, there were outstanding 16,295,271 shares of Common Stock and 970,805 shares of Common Stock reserved for issuance under the Company's option plans. As of December 31, 1997, options to purchase an aggregate of 682,352 shares of Common Stock awarded under the Company's option plans were outstanding.

         The following summary of certain provisions of the Common Stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and by the provisions of applicable law.

COMMON STOCK

         The Company's Restated Certificate of Incorporation authorizes the issuance of up to 100 million shares of Common Stock, $0.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any preferential dividend rights of any then outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Such issuance could have the effect of decreasing the market price of the Common Stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. As of December 31, 1997, no series of preferred stock had been designated and no shares of preferred stock were outstanding.

REGISTRATION RIGHTS

         The holders (which include Dr. Sancilio, Mr. Waters and the Goldman Sachs Investors) of approximately 10 million shares of Common Stock (the "Registrable Securities") have certain rights with respect to the registration of those shares under the Securities Act. If requested by any of such stockholders, including Dr. Sancilio, Mr. Waters or the Goldman Investors, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by such holders of Registrable Securities. The Company may be required to effect up to three such registrations at its expense (other than underwriting discounts and commissions) and thereafter may be required to effect additional registrations upon reimbursement for expenses by participating stockholders. The Company has the right to delay any such registration for up to 180 days under certain circumstances. Such stockholders' demand registration rights will expire when such stockholder, together with its affiliates, cease to beneficially own Registrable Securities
(i) equal to 10% of the then outstanding shares of Common Stock or (ii) having an aggregate market value of at least $30 million.

         In addition, if the Company proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Company employee benefit plan or a corporate reorganization, the holders of Registrable Securities may require the Company to include all or a portion of their shares in such registration, subject to certain priorities among them, although a co-managing underwriter of any such offering unaffiliated with any holder of Registrable Securities may limit the number of shares in such registration. All expenses incurred in connection with such registrations (other than underwriting discounts and commissions) will be borne by the Company.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware (the "Delaware General Corporation Law"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

         The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior paragraph.

         The Restated Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of directors and officers of the Company under federal securities laws. Furthermore, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate the right of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach by a director or an officer of a duty owed to the Company. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

         In addition, the Restated Certificate of Incorporation contains certain provisions addressing potential conflicts of interest between the Company and any entity in which any directors of the Company have a financial interest (a "Related Entity"). Under these provisions, any contract, agreement, arrangement or transaction between the Company and a Related Entity (a "Related Transaction") shall not be void or voidable solely for the reason that the Company and a Related Entity are parties thereto, if: (i) the material facts of the Related Transaction are disclosed or are known to the Board of Directors (or a committee thereof) and the Board (or committee) in good faith authorizes, approves or ratifies the Related Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors (or such committee), even though the disinterested directors may be less than a quorum;
(ii) the material facts of the Related Transaction are disclosed or are known to the holders of the then outstanding voting shares of the Company entitled to vote thereon, and the Related Transaction is specifically approved or ratified in good faith by the affirmative vote of the holders of a majority of the then outstanding voting shares not owned by the interested directors or Related Entity, as the case may be, even though such holders may be less than a quorum;
(iii) such Related Transaction is effected pursuant to and consistent with terms and conditions specified in any arrangements, standards or guidelines that are in good faith authorized, approved or ratified, after disclosure or knowledge of the material facts related thereto, by the affirmative vote of a majority of the disinterested directors on the Board of Directors (or committee thereof), or by the affirmative vote of the holders of a majority of the then outstanding voting shares of the Company not owned by the interested directors or Related Entity, as the case may be, even though the disinterested directors or such holders may be less then a quorum; or (iv) such Related Transaction was fair to the Company.

         The Restated Certificate of Incorporation also provides that any such contract, agreement, arrangement or transaction authorized, approved or effected, and each of such arrangements, standards or guidelines so authorized or approved, as described in (i), (ii) or (iii) above, shall be conclusively deemed to be fair to the Company and its stockholders. If, however, such authorization or approval is not obtained, or such contract, agreement, arrangement or transaction is not so effected, no presumption shall arise that such contract, agreement, arrangement or transaction, or such arrangements, standards or guidelines, are not fair to the Company and its stockholders.

         The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

         To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

         The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the By-laws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is First Union National Bank.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina and for the underwriters of the Company's initial public offering of Common Stock by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations).


                                     EXPERTS

         The financial statements of Applied Analytical Industries, Inc. (the "Company") as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION.........................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................2
THE COMPANY...................................................................3
RISK FACTORS..................................................................4
USE OF PROCEEDS..............................................................10
PLAN OF DISTRIBUTION.........................................................10
DESCRIPTION OF CAPITAL STOCK.................................................11
LEGAL MATTERS................................................................14
EXPERTS......................................................................14

================================================================================



================================================================================
                               APPLIED ANALYTICAL
                                INDUSTRIES, INC.





                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                                 --------------


                                   [AAI LOGO]


                                 --------------


                              GOLDMAN, SACHS & CO.


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the Registrant's costs and expenses, other than underwriting discounts and commissions, incurred by the Company in connection with the initial sale and distribution of the securities registered by the Company on September 18, 1996.

SEC registration fee...............................................        $   15,240
NASD filing  fee...................................................             9,847
Nasdaq National Market System entry fee............................            50,000
Blue Sky fees and expenses.........................................            15,447
Transfer agent and registrar fees..................................             2,405
Accounting fees and expenses.......................................           403,850
Legal fees and expenses............................................           418,000
Printing, engraving and mailing expenses...........................           189,986
Miscellaneous......................................................           160,205
                                                                           ----------
         Total.....................................................        $1,409,229

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits elimination or limitation of liability of directors for breach of fiduciary duty. The Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Under Section 9 of the Underwriting Agreement for the initial public offering of the Common Stock, which occurred on September 25, 1996, between the Company and the Underwriters, the Underwriters will be obligated, under certain circumstances, to indemnify directors and officers of the Company against certain liabilities, including liabilities under the Securities Act.


ITEM 16. EXHIBITS

   EXHIBIT
    NUMBER                                DESCRIPTION
    ------                                -----------
     1.1      --  Underwriting Agreement dated September 19, 1996 between the
                  Company and Goldman Sachs & Co., Cowen & Company and Lehman
                  Brothers, Inc., as representatives of the underwriters listed on Schedule 1 thereto (incorporated by reference to Exhibit
                  10.17 to the Company's Quarterly Report on Form 10-Q for the
                  quarter ended September 30, 1996)
     3.1      --  Amended and Restated Certificate of Incorporation of the
                  Company (incorporated by reference to Exhibit 3.1 to the
                  Company's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1996)
     3.2*     --  - Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form
                  S-1 (Registration No. 333-5535))
     4.1      --  Articles Fourth, Seventh, Eleventh and Twelfth of the form of the Amended and Restated Certificate of Incorporation of the
                  Company (incorporated by reference to Exhibit 3.1 to the
                  Company's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1996)
     4.2*     --  Article II of the Restated By-laws of the Company
                  (incorporated by reference to Exhibit 3.2 to the Company's
                  Registration Statement on Form S-1 (Registration No.
                  333-5535))
     4.3*     --  Specimen Certificate for shares of Common Stock, $0.001 par value, of the Company
     5*       --  Opinion of Robinson, Bradshaw & Hinson, P.A. with respect to the validity of the securities being offered
    23.1*     --  Consent of Robinson, Bradshaw & Hinson, P.A. (included in
                  Exhibit 5)
    23.2      --  Consent of Price Waterhouse LLP
    24*       --  Certain Powers of Attorney (included on signature page of
                  Registration Statement (on Form S-1) as initially filed)

----------
* Previously filed.


ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Restated Certificate of Incorporation and Restated By-laws of the Company and the laws of the State of

Delaware, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Company hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) It will file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (3)(i) and (3)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (4) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

                  (6) For the purpose of determining any liability under the Securities Act, each filing of its annual report pursuant to
         Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on this 25th day of June, 1998.

                                    By:   /s/  R. FORREST WALDON
                                          --------------------------------------
                                          R. Forrest Waldon
                                          Secretary

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                               TITLE                       DATE
                 ---------                               -----                       ----
           FREDERICK D. SANCILIO*            President and Director              June 25, 1998
-------------------------------------------  (Principal Executive Officer)
        Frederick D. Sancilio, Ph.D.

            /s/ EUGENE T. HALEY              Vice President and                  June 25, 1998
-------------------------------------------  Chief Financial Officer
              Eugene T. Haley

            /s/ STEPHEN F. RIZZO             Controller                          June 25, 1998
-------------------------------------------  (Principal Accounting Officer)
              Stephen F. Rizzo

           WILLIAM H. UNDERWOOD*             Director                            June 25, 1998
-------------------------------------------
           William H. Underwood

            JOSEPH H. GLEBERMAN*             Director                            June 25, 1998
-------------------------------------------
            Joseph H. Gleberman

               JOHN M. RYAN*                 Director                            June 25, 1998
-------------------------------------------
               John M. Ryan

             JAMES L. WATERS*                Director                            June 25, 1998
-------------------------------------------
             James L. Waters



*By: /s/  R. FORREST WALDON
     --------------------------------------
     R. Forrest Waldon, Attorney-in-Fact

                                  EXHIBIT INDEX



   EXHIBIT
    NUMBER                             DESCRIPTION
    ------                             -----------
     1.1      --  Underwriting Agreement dated September 19, 1996 between the
                  Company and Goldman Sachs & Co., Cowen & Company and Lehman
                  Brothers, Inc., as representatives of the underwriters listed on Schedule 1 thereto (incorporated by reference to Exhibit
                  10.17 to the Company's Quarterly Report on Form 10-Q for the
                  quarter ended September 30, 1996)
     3.1      --  Amended and Restated Certificate of Incorporation of the
                  Company (incorporated by reference to Exhibit 3.1 to the
                  Company's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1996)
     3.2*     --  - Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form
                  S-1 (Registration No. 333-5535))
     4.1      --  Articles Fourth, Seventh, Eleventh and Twelfth of the form of the Amended and Restated Certificate of Incorporation of the
                  Company (incorporated by reference to Exhibit 3.1 to the
                  Company's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 1996)
     4.2*     --  Article II of the Restated By-laws of the Company
                  (incorporated by reference to Exhibit 3.2 to the Company's
                  Registration Statement on Form S-1 (Registration No.
                  333-5535))
     4.3*     --  Specimen Certificate for shares of Common Stock, $0.001 par value, of the Company
     5*       --  Opinion of Robinson, Bradshaw & Hinson, P.A. with respect to the validity of the securities being offered
    23.1*     --  Consent of Robinson, Bradshaw & Hinson, P.A. (included in
                  Exhibit 5)
    23.2      --  Consent of Price Waterhouse LLP
    24*       --  Certain Powers of Attorney (included on signature page of
                  Registration Statement (on Form S-1) as initially filed)

----------
*        Previously filed.